Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines to Hold Live Webcast of

Second-Quarter 2016 Financial Results

Special Charges to be recorded for Second Quarter 2016

CHICAGO, July 12, 2016 – United Airlines will hold an analyst conference call to discuss second-quarter 2016 financial results on Wednesday, July 20, at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com. The company will issue its second-quarter financial results and third-quarter investor update after market close on Tuesday, July 19.

The webcast will be available for replay within 24 hours of the conference call and then archived on the website for three months.

Second-Quarter Special Charges

The company expects to record special charges of $434 million ($278 million after income taxes) for the second quarter of 2016. The most significant item in this period was a non-cash impairment of intangible assets. In April 2016, the Federal Aviation Administration (FAA) announced that it will designate Newark Liberty International Airport (Newark) as a Level 2 schedule-facilitated airport under the International Air Transport Association Worldwide Slot Guidelines effective Oct. 30, 2016. The designation was associated with an updated demand and capacity analysis of Newark by the FAA.

The company has determined that the FAA’s action has impaired the entire value of its Newark slots because the slots will no longer be the mechanism that governs take-off and landing rights. Accordingly, the company expects to record a $412 million special charge ($264 million after income taxes) to write off the intangible asset. The Newark slots served as part of the collateral for the term loans under the company’s 2013 Credit and Guaranty Agreement (the “Credit Agreement”) and under the Second Amended and Restated Co-Branded Card Marketing Services Agreement with Chase Bank USA, N.A. (the “Chase Agreement”). The Credit Agreement and the Chase Agreement have been amended to remove the Newark slots as collateral with no replacement collateral required.

UAL to Hold Live Webcast of Second-Quarter 2016 Results / Page 2

About United

United Airlines and United Express operate an average of 5,000 flights a day to 336 airports across six continents. In 2015, United and United Express operated more than 1.5 million flights carrying more than 140 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates more than 715 mainline aircraft, and this year, the airline anticipates taking delivery of 21 new Boeing aircraft, including 737 NGs, 787s and 777s. The airline is a founding member of Star Alliance, which provides service to 192 countries via 28 member airlines. Approximately 86,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

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